Exhibit 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (the “Agreement”) is made and entered into of the 21st day of December, 2016, by Daryl R. Tressler, a resident of the state of Indiana (“Tressler”) and MainSource Financial Group, Inc., a bank holding company incorporated under the laws of the state of Indiana (the “Company”).  Tressler and Company are, jointly, the “Parties.”

WHEREAS, Tressler is an at-will employee of the Company in an executive capacity and currently holds the following offices and positions:

MainSource Financial Group, Inc.	Executive Vice President and Chief Banking Officer

MainSource Bank	Director, President and Chief Executive Officer

MainSource Insurance, LLC	Director

MainSource Title, LLC	Director

MSB Realty, Inc.	Director, President and Chief Executive Officer

WHEREAS, Tressler has decided to retire from his positions with the Company and his employment with the Company will terminate on December 31, 2016 (the “Separation Date”); and

WHEREAS, Tressler and the Company mutually desire to settle in full any and all claims that they may have including, but not limited to, all claims that Tressler asserted or could have asserted or which could have been raised prior to the date Tressler executes this Agreement.

NOW, THEREFORE, in exchange for and in consideration of the mutual covenants and promises set forth in this Agreement, the Parties agree as follows:

1.                                      Settlement Payment and Benefits.  Subject to the terms and conditions set forth herein, and in full, final and complete settlement of all claims between the Parties, following the execution and delivery of this Agreement by Tressler to the Company:

(a)                                 The Company shall continue to pay Tressler’s salary through the Separation Date at Tressler’s rate of pay in effect as of the Separation Date less all required withholding deductions, payable in accordance with the Company’s regular payroll schedule (the “Salary Continuation”);

(b)                                 In accordance with action taken by the Company’s Executive Compensation Committee (the “Committee”), the outstanding options to purchase shares of the Company’s common stock previously granted to Tressler under the Company’s 2003 Stock Option Plan or

2007 Stock Incentive Plan (collectively, the “Options”) shall (i) cease to further vest as of the Effective Date and (ii) be exercisable through the scheduled expiration date of such Option (the “Option Benefit”).  Within thirty (30) days of the Effective Date, the Company and Tressler shall take action to amend Tressler’s existing option agreements in accordance with these terms; provided, however, that such options may convert from incentive stock options to non-qualified stock options, taxable at ordinary income tax rates at the time of exercise.

(c)                                  In accordance with action taken by the Committee, the outstanding restricted stock previously granted to Tressler under the Company’s 2007 Stock Incentive Plan shall (i) vest, with respect to the 3,404 shares of restricted stock granted to Tressler on February 4, 2014 and (ii) be forfeited, with respect to the 1,916 shares of restricted stock granted to Tressler on March 16, 2015 and 1,804 shares of restricted stock granted to Tressler on March 4, 2016 (the “Restricted Stock Benefit”).  Within thirty (30) days of the Effective Date, the Company and Tressler shall take action to amend Tressler’s existing restricted stock agreements in accordance with these terms.

(d)                                 All outstanding performance share units previously granted to Tressler under the Company’s 2015 Stock Incentive Plan shall be forfeited.

(e)                                  In accordance with action taken by the Committee, the Company shall pay to Tressler the portion of Tressler’s short term incentive compensation granted on March 4, 2016 pursuant to the Company’s Short-Term Incentive Plan (the “STIP”) which remains unpaid as of the Separation Date.  Additionally, to the extent the Committee grants cash compensation awards to the Company’s executives in 2017 for services performed during 2016 pursuant to the STIP, Tressler shall be entitled to the first installment of such award, regardless of whether he is employed on the date of payment.  Such payments pursuant to the STIP are the “STIP Benefits”.  Tressler shall forfeit the second installment of such award to be paid in 2018.  All payments of the STIP Benefits to Tressler shall remain subject to the clawback provisions of Section 3.7 of the STIP for the period of time set forth in the STIP.

The Salary Continuation, Option Benefit, Restricted Stock Benefit and STIP Benefits are in excess of the payments and benefits to which Tressler is entitled to receive in connection with his employment with the Company and the termination thereof, the sufficiency of which is hereby acknowledged.

2.                                      Additional Consideration:

(a)                                 PTO: Tressler acknowledges and represents that he has no accrued unused PTO days through the Separation Date, and therefore Tressler shall receive no payment for accrued unused PTO days.

(b)                                 Expenses: Tressler further acknowledges that as of the Separation Date, Tressler has submitted and has been reimbursed for all claims for expense reimbursement incurred prior to the Separation Date.

(c)                                  Automobile.  Within thirty (30) days of the Separation Date, the Company shall assign to Tressler title, free and clear, to the company automobile currently assigned to Tressler.  The fair market value of the automobile shall be taxable income to Tressler, and Tressler shall be responsible for and pay all applicable taxes, fees and other expenses relating to such transfer.

(d)                                 No other payments. Tressler acknowledges and represents that he is not entitled to receive any payment from the Company other than as provided in this Agreement and that, upon receipt of the payments and benefits set forth in Sections 2 and 3, Tressler will have received all compensation of any kind, including without limitation wages, bonuses, commissions, and incentive pay, due him for his work for the Company.

3.                                      Release.  (a)                              Tressler, for himself and his representatives, agents, successors and assigns, hereby releases and forever discharges the Company and its affiliates, their past, present and future parents, successors, affiliates, subsidiaries and assigns, and their respective officers, directors, trustees, principals, partners, employees, shareholders, owners, agents, attorneys, accountants, advisors, managers, representatives, consultants and assigns, from any and all potential claims, demands, damages, rights, duties, debts, obligations, liabilities, actions or petitions of any nature or kind, whether known or unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, which relate to Tressler’s employment and its termination.

The foregoing release of claims includes, but is not limited to, the following: (a) any and all claims of age discrimination under the ADEA (including, but not limited to, the Older Workers Benefit Protection Act), (b) any and all claims under any state statutory or decisional law pertaining to termination of employment, wrongful discharge, wage and hour, discrimination, retaliation, infliction of emotional distress, breach of contract, breach of public policy, misrepresentation or defamation, (c) any and all claims under the Indiana Civil Rights Act, the Indiana Wage Payment Statute, the Indiana Wage Claims Statute, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Federal Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Americans With Disabilities Act and any other federal, state or local statute, law, rule, regulation, ordinance, common law or other legal requirement, (d) any and all claims that Tressler has or may have relating to his employment by the Company and any and all matters, transactions and things occurring prior to the Effective Date, and (e) any and all other tort or contract claims and other theories of recovery (collectively, the “Releases”).  The foregoing Releases by Tressler do not apply to Tressler’s right to enforce this Agreement against the Company.  The parties expressly understand and agree that the Releases contained in this Agreement are to be construed as broadly as all applicable laws allow.

Tressler has been advised by the Company that this Agreement does not prohibit Tressler from filing an administrative charge against the Company with the United States Equal Employment Opportunity Commission (“EEOC”) relating to his employment with the Company; provided, however, Tressler waives and releases, to the fullest extent permitted by law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to such charge.  Should the EEOC, any other administrative agency or other person bring a complaint, charge or legal action on Tressler’s behalf against the Company based on any acts, events or omissions occurring on or before the date Tressler signs this Agreement,

Tressler hereby waives any rights to, and will not accept, any remedy whatsoever obtained through the efforts of such agency or person.

(b)                                 The Company, for itself and its affiliates, their past, present and further parents, successors, affiliates, subsidiaries and assigns, and their respective officers, directors, trustees, principals, partners, employees, shareholders, owners, agents, attorneys, accountants, advisors, managers, representatives, consultants and assigns, hereby releases and forever discharges Tressler and his representatives, agents, successors and assigns, from any and all potential claims, demands, damages, rights, duties, debts, obligations, liabilities, actions or petitions of any nature or kind, whether known or unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, which relate to Tressler’s employment and its termination.

4.                                      Consideration and Revocation Periods.  Tressler is advised to seek legal advice from an attorney of his own choosing before signing this Agreement. Tressler acknowledges that he has twenty-one (21) days to consider the Releases contained in Paragraph 3 of this Agreement and can take as much or as little of the twenty-one (21) day period to do so.  Tressler also acknowledges that he has seven (7) calendar days from the date he signs this Agreement to revoke the Releases (the “Revocation Period”) and that this Agreement shall not become effective or enforceable until after the Revocation Period expires.  Tressler expressly understands that no compensation shall be paid if he timely revokes this Agreement.  This Agreement shall become effective on the day following the expiration of the Revocation Period (the “Effective Date”).  If Tressler chooses to revoke this Agreement, then he must do so in writing and by hand-delivering the revocation letter by close of business on the last day of the revocation period to:

Karen Woods

MainSource Financial Group, Inc.

2105 N. State Road 3 Bypass

Greensburg, Indiana 47240

5.                                      Resignation from Boards and Offices.  Effective as of the Effective Date, Tressler shall be deemed to have tendered his resignation (i) from the Board of Directors of MainSource Bank (the “Bank”), and (ii) from all offices of the Company, the Bank, and any of their affiliated entities.

6.                                      Indemnification.  Tressler shall continue to be entitled to indemnification, advancement of expenses and reimbursement to the extent permitted to him under the Company’s Articles of Incorporation and By-Laws.

7.                                      Acknowledgment.  Tressler represents and certifies that he has carefully read and fully understands all the provisions of this Agreement, including the Releases, has had ample and adequate opportunity to thoroughly discuss all aspects of the Releases with legal counsel of his choosing, and is voluntarily entering into this Agreement and that no representations have been made other than those set forth explicitly herein.  Tressler acknowledges and agrees that he has not been represented by or advised in any respect by the Company’s legal counsel concerning this Agreement.  Further, Tressler understands and agrees that this Agreement shall have no force or effect unless signed by him and not revoked prior to the expiration of the Revocation Period.

8.                                      Non-Assignability.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, representatives, successors, and assigns of the Company and Tressler; provided, however, that Tressler may not assign this Agreement without the express written consent of the Company, but the Company may assign this Agreement without Tressler’s prior written consent.

9.                                      No Corporate Compliance Issues.  Tressler affirms that he is unaware of any undisclosed or unresolved corporate compliance issues arising under any federal, state, or local law or regulation.  Tressler further affirms that he has not and will not alter, amend, destroy, remove, and/or improperly limit access by the Company to any of the Company’s property including, but not limited, to the Company’s records, databases, documents, and/or electronically-stored data.

10.                               Governing Law and Forum Selection.  This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Indiana without giving effect to the conflicts or choice of law provisions thereof.  Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement shall be brought against any of the parties in the state or federal courts (Southern District of the State of Indiana, Indianapolis Division) of Indiana.

11.                               Attorney’s Fees.  If there is a breach of this Agreement by a party, the breaching party shall reimburse the non-breaching (or prevailing) party for its litigation costs and expenses (including, but not limited to, reasonable attorney’s fees) incurred in enforcing the terms of this Agreement, as permitted by law.

12.                               Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

13.                               Miscellaneous.  This Agreement may be modified, only by a written instrument signed by the parties.  This Agreement shall not amend or affect any written employee benefit plan of the Company, and Tressler’s benefits, if any, under such plans shall be governed by the terms of each plan in which Tressler is or was a participant.  No failure or delay by the Company in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other right or further exercise of any other right or remedy. The recitals and any defined terms therein are incorporated into and made a part of this Agreement.

14.                               Headings.  The headings used in this Agreement are for illustrative purposes for the convenience of the Parties only.

15.                               Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Tressler on account of non-compliance with Section 409A.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

DARYL R. TRESSLER	MAINSOURCE FINANCIAL GROUP, INC.

/s/ Daryl R. Tressler	/s/ Archie M. Brown, Jr.
Daryl R. Tressler	Printed:	Archie M. Brown, Jr.
	Its:	President and CEO